Exhibit 99.2
February 10, 2012

Dear Shareholder,

I am pleased to announce that 2011 was another great year for Isabella Bank Corporation. While there is no question that the banking industry has faced several challenges over the past few years, I believe our determination to find ways to adapt to these changes while staying focused on the needs of our customers, communities and shareholders has allowed us to persevere. Our success during this time not only has proven that community banks can survive, but their foundations are the true backbone of the nation. Below you will find select highlights from 2011, and in April you will receive more detail in our annual report.

Our net income for 2011 was $10.2 million, a 12.9% increase over the prior year. Two items that significantly contributed to the increase in net income were a $1.69 million increase in net interest income and a $1.03 million decline in the provision for loan losses. The impact of these items was partially offset by a $417,000 decline in gains in 2011 from the sale of loans and investments.

At December 31, 2011, our total assets were $1.34 billion, and assets under management - which included loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations - were $1.94 billion. Total assets grew in 2011 by a robust 9.1%, funded primarily by in-market deposit growth of 9.2%.

Our loan quality remains strong as evidenced by our low percentage of loans classified as “nonperforming.” As of December 31, 2011, our ratio of “nonperforming” loans to total loans was 0.95%. In comparison, the average percentage for all bank holding companies in our peer group was 3.26% as of September 30, 2011 (December 31, 2011 peer group ratios are not yet available). In addition, our risk based capital to risk adjusted total assets ratio of 14.17% at December 31, 2011 is considered to be exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

A discussion of our financial performance would not be complete without recapping our dividends in 2011. In January, SNL Financial LC, an investment banking firm, identified Isabella Bank Corporation as one of only 35 banks in the nation that have increased their dividends paid by at least 1.5% every year for the last 10 years. Isabella Bank Corporation was the only bank listed from Michigan. We are proud to announce that 2011 marked the 30th consecutive year we have increased per share cash dividends. We paid cash dividends totaling $0.76 per share in 2011, which represents a 5.56% increase when compared to the total cash dividends paid per share in 2010. Based on our average stock price of $22.01 for the month of December 2011, the annualized cash dividend yield for 2011 was 3.45%.

Please join us for our Annual Shareholder meeting on May 1, 2012 at 5:00 pm at the Comfort Inn and Conference Center in Mt. Pleasant. We look forward to seeing you there. If you have any questions or concerns, please call me directly at (989) 779-6230 or contact me through email at rbarz@isabellabank.com.

Richard J. Barz, CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarter ended September 30, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.